Exhibit 10.3
LEDGEMONT TECHNOLOGY CENTER
Lexington, Massachusetts

THIRD AMENDMENT TO LEASE
KEROS THERAPEUTICS, INC.

    Third Amendment to Lease (“Third Amendment”) dated as of August 4, 2021 between 99 Hayden LLC, a Delaware limited liability company, successor-in-interest to 128 Spring Street Lexington, LLC, a Delaware limited liability company (“Landlord”), and Keros Therapeutics, Inc. a Delaware corporation (“Tenant”).

Background

    Reference is made to a lease dated as of March 20, 2017, as amended by that First Amendment to Lease (“First Amendment”) dated as of July 1, 2019, and as further amended by that Second Amendment to Lease (“Second Amendment”) dated as of August 8, 2019 (as amended, the “Lease”), between Landlord’s predecessor-in-interest and Tenant for certain premises consisting of approximately 10,417 rentable square feet, 5,420 rentable square feet located on the 100 Level of the E Building and 4,997 rentable square feet located on the 400 Level of the C Building (collectively, the “Existing Premises”) of Ledgemont Technology Center at 99 Hayden Avenue, Lexington, Massachusetts (the “Building”). Capitalized terms used and not otherwise defined in this Third Amendment shall have the meanings ascribed to them in the Lease.

    Landlord and Tenant desire to enter into this Third Amendment to expand the Premises and extend the Term of the Lease, on the terms more particularly set forth in this Third Amendment.

Agreement

    FOR VALUE RECEIVED, Landlord and Tenant agree as follows:

1.Expansion of Premises.

(a)Effective as of the Expansion Commencement Date defined below, Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord, 5,205 rentable square feet (the “Expansion Premises”) known as Suite 140, located on the 100 Level of the E Building and shown on the floor plan attached hereto as Exhibit A-1.

(b)Tenant’s lease of the Expansion Premises shall be on all of the same terms and conditions as the Existing Premises, except as otherwise specified herein. Effective as of the Expansion Commencement Date, (a) the Expansion Premises shall be made a part of the Premises under the Lease, (b) Tenant shall be leasing a total of 15,622 rentable square feet in the Building, (c) all references in the Lease to the term “Premises” shall be deemed to include the Existing Premises and the Expansion Premises together for a total of 15,622 rentable square feet and (d) the Exhibit A attached to the Lease shall be amended by adding the Exhibit A-1 attached hereto.

(c)The “Expansion Commencement Date” shall be the later of (i) October 1, 2021; or (ii) the date that the current tenant of the Expansion Premises vacates the Expansion Premises in a condition sufficient for Landlord to deliver them to Tenant. Landlord shall give Tenant written notice of the Expansion Commencement Date. Landlord’s failure to deliver the Expansion Premises while the current tenant still remains in occupancy shall not give rise to any liability of Landlord hereunder, shall not alter Tenant’s obligation to accept the Expansion Premises when delivered, shall not constitute a Landlord default, shall not affect the validity of this Third Amendment, and shall have no effect on the end of the Term as otherwise determined hereunder or on Tenant’s obligations associated therewith.

(d)The Expansion Premises are being leased in their “as-is” condition without representation or warranty by Landlord, and Landlord shall not be required to perform any work in connection with Tenant’s occupancy of the Expansion Premises during the Extended Term (defined below), except to the extent of Landlord’s obligations under the Lease.

2.Extension of Term. The Lease Term is hereby extended for an additional term (the “Extended Term”) of three (3) months, commencing immediately after the existing Term expiration, on December 31, 2022 (referred to herein as the “Extended Term Commencement Date”) and expiring on March 31, 2023 (the “Extended Term Expiration Date”). From and after the Extended Term Commencement Date, the Extended Term Expiration Date shall be deemed to be the Term Expiration Date under the Lease, and all references to the “Term” or “term” in the Lease shall be deemed to refer to the Extended Term hereunder.

3.Annual Base Rent.

a)Through the period ending on the day immediately preceding the Extended Term Commencement Date, Tenant shall continue to pay installments of Annual Base Rent for the Existing Premises in equal monthly installments as provided in the Lease. Commencing on January 1, 2023 and continuing through the Extended Term, Annual Base Rent shall be due and payable in equal monthly installments as provided in the Lease, in the following amounts:

Time Period	Annual Base Rent	Monthly Base Rent	Base Rent Per Rentable Square Foot of Existing Premises of 5,420
January 1, 2023 – March 31, 2023*	$245,038.20	$20,419.85	$45.21

Time Period	Annual Base Rent	Monthly Base Rent	Base Rent Per Rentable Square Foot of Existing Premises of 4,997
January 1, 2023 – March 31, 2023*	$272,736.26	$22,728.02	$54.58

    b)    Commencing on the Expansion Commencement Date and continuing through the period ending on the day immediately preceding the Extended Term Commencement Date, Annual Base Rent for the Expansion Premises shall be due and payable in equal monthly installments as provided in the Lease, in the following amounts:

Time Period	Annual Base Rent	Monthly Base Rent	Base Rent Per Rentable Square Foot of Expansion Premises of 5,205
Expansion Commencement Date – March 31, 2023*	$416,400.00	$34,700.00	$80.00
*partial Lease year

4.Additional Rent.

a)Through the period ending on the day immediately preceding the Extended Term Commencement Date and continuing through the Extended Term, Tenant shall make payments of Additional Rent for Landlord’s Operating Costs for the Existing Premises in accordance with the Lease.

b)Commencing on the Expansion Commencement Date, Tenant shall make payments of Additional Rent for Landlord’s Operating Costs for the Expansion Premises, to be determined and paid at the times and in the manner set forth in Section 4.02 of the Lease.

5.Electricity. Tenant shall pay, as Additional Rent, the cost for its use of electricity in the Expansion Premises including the consumption which is separately metered either directly to the Tenant or as billed by Landlord. Tenant shall continue to pay the cost of any other utilities in accordance with the terms of the Lease.

6.Tenant Work. Exhibit C and its related schedules are hereby deleted in their entirety and replaced with Exhibit C and Exhibit C-1 attached hereto and made a part hereof. Tenant may complete Tenant Work to the Expansion Premises after the Expansion

Commencement Date. All such Tenant Work shall comply with the terms of Section 10.05 in connection with such Tenant Work as well as Exhibit C and Exhibit C-1. Notwithstanding the foregoing, Tenant agrees that, in addition to the insurance requirements for such Tenant Work referenced in Section 10.05 and set forth in Exhibit D to the Lease, Tenant shall require that Tenant’s contractors and all subcontractors be covered by liability and property insurance (including builder’s risk) and other insurance meeting Landlord’s construction requirements, and which may be based on the nature of the hazards presented by the Tenant Work.

7.Security Deposit. Landlord shall continue to hold a Letter of Credit as security deposit in the amount of $115,017.00 in accordance with the provisions of Section 15 of the Lease. Tenant acknowledges that the current Letter of Credit has a final expiration date of August 1, 2022. Tenant agrees to provide to Landlord, prior to the execution of this Third Amendment, an amendment or replacement Letter of Credit with a final expiration date of no earlier than June 30, 2023 in compliance with Section 15 of the Lease.

8.Vivarium Contribution. Pursuant to the terms of the Lease, Tenant shall continue to pay the Vivarium Contribution to Landlord in the amount of $5,389.54 on the first (1st) day of every calendar month through December 1, 2022.

9.Termination of Options. Except as specifically set forth in this Third Amendment, all Options are hereby terminated. For purposes hereof, “Options” shall mean (a) all rights or options of Tenant to (i) extend or renew the Term, (ii) expand or contract the Premises or (iii) relocate within the Building; and (b) rights of first refusal or first offer or notice (or similar rights) with respect to the lease of other space in the Building or the purchase of any portion of the Building.

10.Insurance.

(a)Section 7.01 of the Lease is hereby in its entirety and replaced with the following:
“7.01 Coverages. Throughout the Term (and such further time as Tenant or any person claiming through Tenant occupies any part of the Premises), and during any time Tenant or any person claiming through Tenant enters the Premises, Tenant shall maintain the insurance required under this Lease, written on an occurrence basis, with responsible companies approved by Landlord and rated A-/VII or greater by AM Best (or such other rating as Landlord may, from time to time, reasonably require) and which are licensed in the state in which the Building is located. All insurance provided by Tenant shall be subject to Landlord’s prior approval, in its reasonable discretion. Tenant’s insurance shall include, but not be limited to:
1.Commercial General Liability (“CGL”): CGL coverage to be provided on ISO Form CG 00 01 (or its equivalent) covering CGL on an “occurrence” basis, including products and completed operations, property damage, bodily injury and personal & advertising injury with limits no less than $5,000,000 per occurrence/general aggregate/ $5,000,000 products completed operations aggregate for

Commercial General Liability Insurance (as such amounts may, from time to time, be increased by Landlord in its reasonable discretion).
2.Property Damage Insurance. “Special Cause of Loss” property insurance on a replacement cost agreed amount basis insuring against loss or damage to Tenant’s Property as defined in Section 7.05. Such coverage shall not exclude the perils of sprinkler leakage, flood, earthquake, windstorm (named or unnamed), rupture of water pipes, earthquake and theft. This insurance shall cover the rents payable to Landlord in a twelve-month period basis as a result of business interruption. It shall include Landlord as a loss payee.
3.Business Automobile Liability: Business Automobile liability coverage to be provided on ISO Form Number CA 0001 (or its equivalent) covering, Code 1 (any auto), or if Tenant has no owned autos, Code 8 (hired) and 9 (non-owned). The limits of liability shall be no less than $1,000,000 combined single limit per accident for bodily injury and property damage.
4.Workers’ Compensation & Employer’s Liability: Workers’ Compensation insurance to be provided in statutorily required amounts. Employer’s Liability limits shall not be less than $1,000,000/$1,000,000/$1,000,000.
5.Excess (or Umbrella) Liability. Excess (or Umbrella) Liability may be provided to achieve the required CGL, Business Automobile and Employer’s Liability limits. Such excess (or umbrella) insurance shall be provided on a follow-form excess basis over the underlying coverages.
6.Social Host Liquor Liability. Tenant agrees that neither its CGL nor excess liability (or umbrella) policies shall exclude social host liquor liability coverage (nor shall such coverage be sub-limited). Nothing in this Section shall be interpreted as permitting Tenant to host functions or serve alcohol without Landlord’s prior written approval.
Upon Landlord’s request, Tenant shall provide a copy of its CGL policy complying with the requirements of this Lease.
Any self-insured retention or deductible within Tenant’s insurance shall be borne solely by Tenant. Tenant’s insurance shall not include a self-insured retention or deductible in excess of $100,000.00 without prior written approval by Landlord. Any Tenant insurance policy that includes any self-insured retention must provide, or be endorsed, that the self-insured retention may be satisfied by either Tenant or Landlord (which shall be deemed a right to cure by Landlord pursuant to Section 14.02.6 of the Lease and subject to reimbursement by Tenant as Additional Rent). All self-insured retention must be noted on the certificate of insurance provided by Tenant.
Indemnitees and other parties as designated by Landlord shall from time to time, upon Landlord’s request, be covered as additional insureds on a primary, non-contributory basis on

Tenant’s CGL and any excess (or umbrella liability) policies. The additional insured coverage in the CGL and excess (or umbrella) policies shall be on forms as broad as ISO forms CG 20 10 07 04 and CG 20 37 07 04 and such coverage may be provided in the form of existing policy provisions or one or more endorsements. If Tenant’s policies provide greater limits than the coverage required by Landlord, then the additional insureds shall be entitled to, or to share in, the full limits of such policies. Any insurance or self-insurance maintained by Landlord, the Indemnitees or any other additional insureds shall be excess of the Tenant’s insurance and shall not contribute with it. Each of Tenant’s policies shall be written on an “occurrence” basis and shall include a waiver of subrogation clause or endorsement in accordance with Section 7.04.
Landlord may increase and change from time to time the amount and types of insurance coverages required to be maintained by Tenant. A duly executed certificate or certificates for such policies of insurance in form satisfactory to Landlord (which shall attach, among other things, all required additional insured, primary and non-contributory and waiver of subrogation amendatory endorsements or policy provisions). Satisfactory evidence of the payment of the premium thereon, if requested by Landlord, shall be deposited with Landlord and other parties designated by Landlord at the beginning of the Term and, throughout the Term of the Lease, upon renewals of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. The failure of Landlord to request or obtain the required documents shall not waive the Tenant’s obligation to provide them. Tenant shall provide Landlord with at least twenty (20) days written notice (or ten (10) days for non-payment of premium) before any policy is canceled. If Tenant fails to comply with any requirements to obtain and maintain insurance under this Lease, Landlord may obtain such insurance on behalf of Tenant and may keep the same in effect, and Tenant shall pay Landlord, as Additional Rent, the premium cost thereof upon demand. The minimum limits of polices of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. The provisions of this Section 7.01 shall survive the expiration of the Term or earlier termination of this Lease.”
(b)The following is hereby inserted into the Lease as Section 7.05:
“7.05 Tenant’s Property. All furnishings, fixtures, equipment, effects and property of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or elsewhere in the Building or in transit thereto or therefrom (“Tenant Property”) shall be at the sole risk of Tenant. Tenant Property expressly includes all business fixtures and equipment, including without limitation any Tenant security or access control systems installed for the Premises, filing cabinets and racks, removable cubicles and partitions, kitchen equipment, computers and related equipment, raised flooring, supplemental cooling equipment, audiovisual and telecommunications equipment, non-building standard signage, and other tenant equipment installations, in each case including related conduits, cabling, and brackets or mounting components therefor and any connectors to base building systems and in each case whether installed or affixed in or about the Premises, in building core areas, or elsewhere in the Hobbs Brook Office Park. Regardless of any cause whatsoever, no part of any loss or damage to Tenant’s property (or those claiming through Tenant) is to be charged to or be borne by Landlord. The parties acknowledge that damage or destruction may result from acts of cleaning personnel and employees of other independent contractors of Landlord working in and around the Premises and that Tenant shall bear the risk and cost thereof unless Landlord has been grossly negligent in the selection or retention of such persons.”

11.Landlord’s Notice Address. The “Original Address of Landlord for Notices” reference data set forth in Article 1 of the Lease is hereby deleted, and the following reference data is inserted in lieu thereof:
“Original Address of Landlord for Notices:    99 Hayden LLC
c/o Hobbs Brook Real Estate LLC
404 Wyman Street, Suite 425
Waltham, MA 02451-1209
Attention: Director of Asset Management

    With copies to:    Chief Legal Officer
Hobbs Brook Real Estate LLC
404 Wyman Street
Waltham, Massachusetts 02451-1209

    and to:    Nutter McClennen & Fish LLP
        155 Seaport Blvd
        Boston, MA 02210
        Attn: John Dougherty, Esq.”

12.Brokerage. Tenant represents and warrants that it has had no dealings with any broker or agent in connection with this Third Amendment, except Jones Lang LaSalle representing the Landlord and CBRE representing Tenant (together, the “Brokers”). Tenant covenants to defend (by counsel of Landlord’s choice), pay, hold harmless and indemnify Landlord from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent, with respect to this Third Amendment or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall pay all commissions due to the Broker in connection with this Third Amendment pursuant to a separate agreement.

13.Ratification. Except as set forth herein, the terms of the Lease are hereby ratified and confirmed. Each party hereby warrants and represents that, to the best of its knowledge (i) as of the date hereof the parties have complied with all of the terms and conditions of the Lease, (ii) Tenant has no rights to any credit, claim, cause of action, offset or similar charge against Landlord or the Base Rent existing as of the date hereof, and (iii) without Landlord’s prior written consent, there have been no assignees, sublessees or transferees of the Lease, or any person or firm occupying or having the right in the future to occupy the Premises, or any part thereof, except Tenant.

14.Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Third Amendment, the provisions of this Third Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The recitals set forth above in this Third Amendment are hereby incorporated by this reference. This Third Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns. This Third Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts. Each party has cooperated in the drafting and preparation of this Third Amendment and, therefore, in any construction to be made of this Third Amendment, the same shall not be construed against either party. This Third Amendment may be executed in counterparts, and when both Landlord and Tenant have signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Third Amendment, which shall be binding upon and effective as to Landlord and Tenant. In case any one or more of the provisions contained in this Third Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Third Amendment, and this Third Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

EXECUTED as a sealed Massachusetts instrument as of the date first written above.

    LANDLORD:

    99 Hayden LLC, a Delaware limited
    liability company

    By: /s/ Samuel M. Schaefer
    Name: Samuel M. Schaefer
    Title: Manager

    TENANT:

Keros Therapeutics, Inc., a Delaware corporation

    By: /s/ Jasbir Seehra
    Name: Jasbir Seehra
    Title: President and CEO
        Hereunto duly authorized

EXHIBIT A-1

EXPANSION PREMISES PLAN

DW
DW
REF

E BUILDING LEVEL 100
5,205 RSF

EXHIBIT A-1
EXPANSION PREMISES

JUNE 16, 2021

EXHIBIT C

TENANT’S CONSTRUCTION

1.    Plans and Specifications.

(a)Preparation of Plans. Tenant shall prepare at Tenant’s cost, plans (“Tenant’s Plans”) for the construction of certain improvements in the Premises. Tenants leasing partial floors shall design entrances, doors and any other elements which visually integrate with the elevator lobbies and common areas in a manner and with materials and finishes which are compatible with the Building standard materials and common area finishes for such floor. Tenant shall employ the engineers utilized by Landlord to construct the Building for all mechanical, electrical and plumbing engineering design work. Tenant shall consult with Landlord from time to time as Tenant’s Plans are being prepared and Tenant’s Plans shall be subject to Landlord’s prior written approval prior to the commencement of construction. Landlord shall not unreasonably withhold, condition, or delay Landlord’s approval of the Tenant Plans, and if, for any reason, Landlord does not approve Tenant’s Plans, it shall state specifically the reasons therefor. Landlord need not approve, any items or aspects of Tenant’s Construction which in Landlord’s reasonable judgment (i) would delay other work in the Building, (ii) would increase the cost of operating the Building or performing any other work in the Building, (iii) are incompatible with the design, quality, equipment or systems of the Building, (iv) would require unusual expense to readapt the Premises to general purpose office use or (v) otherwise do not comply with the provisions of the Lease (including, without limitation, Section 10.05).

(b)Change Orders. Tenant’s Plans shall not be changed or modified by Tenant after approval by Landlord without the further approval in writing (“Change Order”) by Landlord.

(c)Design and Construction. Tenant’s design and construction shall comply in all respects with FM Global’s engineering standards and Landlord’s then existing construction project rules and regulations, which Tenant shall be required to obtain from Landlord prior to the planning or commencement of Tenant’s Initial Improvements. FM Global’s engineering standards are set forth in the Property Loss Prevention Data Sheets available at www.fmglobaldatasheets.com.

2.    Tenant’s Construction.

(a)General. Landlord and its authorized representatives shall be kept fully apprised and informed of the construction process, and shall have the right to inspect Tenant’s Construction from time to time and to attend construction job-site meetings.

Tenant shall pay Landlord a construction oversight fee (the “Oversight Fee”) equal to three percent (3%) of the  total costs of Tenant’s Construction, including without limitation the costs of the construction contract and any change orders, architectural, mechanical, electrical and structural design fees, all costs of insuring Tenant’s Construction, and all costs of obtaining permits and inspections required by governmental authorities in connection with Tenant’s

Construction. Other than (i) the Oversight Fee, and (ii) Landlord’s reasonable out-of-pocket expenses (i.e., architectural and mechanical third party plan review or special services requested by Tenant, etc.) actually incurred by Landlord, Landlord shall not charge Tenant for other Landlord supervisory or oversight costs relating to Tenant’s Construction, including review of plans, inspections or construction supervision.
(b)Tenant’s Architect/Engineers. If an architect other than Landlord’s architect is selected by Tenant, Tenant shall provide a letter from such architect to Landlord stating that the architect has carefully reviewed the requirements of this Exhibit C, of Landlord’s then existing construction project rules and regulations, of FM Global’s engineering standards, and of any Tenant’s Construction design schedule, and that Tenant’s Architect will comply with all such requirements including without limitation the submission deadlines stated in any Tenant’s Construction design schedule.
    Tenant shall also retain the services of the electrical and mechanical engineers engaged by Landlord for the Building, as well as Landlord’s structural engineer if any portion of Tenant’s Construction affects structural components of the Building. Even though such engineers (and architect if Tenant engages Landlord’s architect) have been otherwise engaged by Landlord in connection with the Building, Tenant shall be solely responsible for the liabilities and expenses of all architectural and engineering services relating to Tenant’s Construction and for the adequacy and completeness of Tenant’s Plans submitted to Landlord. Tenant’s Plans shall provide for the uniform exterior appearance of the Building, including without limitation the use of Building standard window blinds and Building standard light fixtures within fifteen (15) feet of each exterior window.

(c)Performance of Tenant’s Construction. Tenant’s Construction shall be performed in accordance with Tenant’s Plans and any Change Orders approved by Landlord.

    By its execution of the Amendment, and submission of Tenant’s Plans and any Change Orders, Tenant will be deemed to have approved of, and shall be legally responsible for, such Tenant’s Plans and Change Orders. Landlord shall not be responsible for any aspects of the design or construction of Tenant’s Construction, the correction of any defects therein, or any delays in the completion thereof. Tenant shall be responsible for building standard costs of Building services or facilities (such as electricity, HVAC, and cleaning) required to implement Tenant’s Construction and other variable costs to the extent required to be paid by Tenant under the Lease (such as for review, inspection, and testing). All payments required to be made by Tenant hereunder, whether to Landlord or to third parties, shall be deemed Additional Rent for purposes of Section 4.02 of the Lease.

    Tenant’s Construction shall be made in accordance with the requirements of this Exhibit C, FM Global’s engineering standards, and with Landlord’s then existing construction project rules and regulations, as the same may from time to time be amended, modified or replaced. Tenant’s Construction must comply with the Building Code in effect for the municipality in which the Building is located and the requirements, rules and regulations of any governmental agencies having jurisdiction. Tenant must deliver to Landlord copies of all required permits and approvals prior to the commencement of Tenant’s Construction.

(d)Tenant Contractor. Any independent contractor of Tenant (or any employee or agent of Tenant) performing Tenant’s Construction shall be a “Tenant Contractor” and shall be subject to all of the terms, conditions and requirements contained in the Lease. The identity and qualifications of each Tenant Contractor shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed.

    Without limitation, Tenant shall require each Tenant Contractor to adjust and coordinate Tenant’s Construction to meet the schedule or requirements of other work being performed by or for Landlord throughout the Building, which shall in all cases have precedence. Tenant shall insure that each Tenant Contractor shall take all reasonable steps to assure that any work is carried out without disruption from labor disputes arising from whatever cause, including, without limitation, disputes concerning union jurisdiction and the affiliation of workers employed by said Tenant Contractor or its subcontractors. Tenant shall be responsible for, and shall reimburse Landlord for, all costs and expenses, including, without limitation, attorney’s fees incurred by Landlord in connection with any breach by the contractor of such obligations.

    At all times while performing Tenant’s Construction, Tenant and each Tenant Contractor shall not discriminate against any individual because of race, color, sex, religion or national origin and will, as may be required by the municipality in which the Building is located or any other public authority having jurisdiction, comply with all applicable laws, regulations and equal opportunity policies generally adhered to by comparable office buildings in the same geographic area as the Building.

    In the event that special security arrangements must be made (e.g., in connection with work outside normal business hours), then the cost of such security must be paid by the Tenant Contractor requesting such security. Tenant must ensure that each Tenant Contractor and subcontractors use every effort to minimize noise caused by Tenant’s Construction. Work stoppage during Hours of Operation will be ordered if noise, in the sole judgment of the Building manager, disturbs other tenants of the Building, and Landlord shall have no liability therefor.

    In all events, Tenant shall indemnify the Indemnitees in the manner provided in Section 9.02 of the Lease against any claim, loss or cost arising out of any interference with, or damage to, any work in the Building being done by Landlord, or any delay thereto, or any increase in the cost thereof on account in whole or in part of any act, omission, neglect or default by Tenant or any Tenant Contractor in the performance of Tenant’s Construction.

(e)Insurance. Tenant shall, and Tenant shall cause all Tenant Contractors to, purchase and maintain the insurance in the coverages and limits set forth in the Landlord’s then existing construction project rules and regulations, and prior to the commencement of Tenant’s Construction, Tenant shall provide Landlord with the following:

(i)    A list of each Tenant Contractor and/or subcontractors for Landlord’s approval, such approval to be exercised reasonably and without undue delay.

(ii)Tenant’s and all Tenant Contractors’ and subcontractors’ insurance certificates in accordance with the Landlord’s then existing construction project rules and regulations.

    (f)    General. All demolition, removals, or other categories of work that may inconvenience other tenants or disturb Building operations must be scheduled and performed before or after normal Building hours, and Tenant shall provide the Building manager with at least twenty-four (24) hours’ notice prior to proceeding with such work. Tenant must schedule and coordinate all aspects of work with the Building manager and Building engineer.

    Installations within the Premises and in ceiling plenums below the Premises shall not interfere with existing services and shall be installed in such a manner so as not to interfere with subsequent installation of ceilings or services for other tenants.

    Redundant electrical, control and alarm systems and mechanical equipment and sheet metal not maintained under the work to the Premises must be removed as part of the work.

    Elevator service for construction work shall be charged to Tenant at standard nondiscriminatory Building rates. Prior arrangements for elevator use shall be made with the Building manager by Tenant. If an operating engineer is required by any union regulations, such engineer shall be paid for by Tenant.

    If shutdown of risers and mains for electrical, mechanical and plumbing work is required, such work shall be supervised by Landlord’s representative. No work shall be performed in Building mechanical equipment rooms without Landlord’s approval, and all such work shall be performed under Landlord’s supervision. At least forty-eight (48) hours’ prior notice must generally be given to the Building management office prior to the shutdown of fire, sprinkler and other alarm systems. In the event that such work unintentionally alerts the Fire or Police Department for the municipality in which the Building is located through an alarm signal, then Tenant shall be liable for any fees or charges levied by the such Fire or Police Department in connection with such alarm. Tenant shall pay to Landlord such charges as may from time to time be in effect with respect to any such shutdown described herein.

    Upon completion of the Tenant’s Construction, Tenant shall submit to Landlord a permanent certificate of occupancy (if available in the city or town in which the Premises are located) and final approval by the other governmental agencies having jurisdiction (to the extent required).

EXHIBIT C-1
ADDITIONAL CONSTRUCTION REQUIREMENTS
Whenever Tenant shall be required by the terms of the Lease to submit plans to Landlord in connection with any improvement or alteration to the Premises, such plans shall include at least the following:
1.    Floor plans indicating location of partitions and doors (details required of partition and door types). Floor plans indicating all existing egress and rated building separations, occupancy loads for mixed used and accessory occupancies, egress components, travel distances and egress component capacities. Partition locations shall be dimensioned and indicated by partition type. Roof plan indicating location of Tenant-required supplemental cooling units. UL design number and supported and braced to the structure above.
2.    Location of standard electrical convenience outlets and telephone & data outlets, floor outlets, fire alarm devices, thermostats and furniture pigtails, access panels, all dimensioned from the column lines and/or adjacent partitions.
3.    Location and details of special or dedicated electrical outlets; e.g., photocopiers, projection screens, projectors, audio/visual equipment, audio visual equipment with power/data requirements and blocking, security devices, access control, microwave ovens, pantry countertop equipment, refrigerators, water filters, ice makers, data servers, computer components and printers, etc.
4.    Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions are to be shown lightly with switches located indicating fixtures to be controlled.
5.    Locations and details of special ceiling conditions, lighting fixtures, speakers, exit signs, sprinkler heads, access panels, fire alarm horn-lights, fan coil units, grilles, registers, diffusers etc.
6.    Location and specifications of floor covering with floor covering adhesive compatible with existing slab conditions, paint, wall covering or paneling with paint colors referenced to standard color system. Indicate carpet direction and seaming requirements where applicable.
7.    Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.
8.    Details and specifications of special doors, frames, hardware, millwork, glass partitions, rolling doors and grilles, whiteboards, shelves, concealed lighting, etc. Provide structural support designs where applicable, including all necessary dimensions.
9.    Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, card readers, electrified hardware needed power requirements and fire alarm connectivity, electrical hold-opens, etc. Keying schedule is required.

10.    Verified dimensions of all built in and portable furniture, fixtures and equipment (cubicles, systems furniture, moveable partitions, file cabinets, lockers, plan files, appliances, etc.).
11.    Location and weights of storage files. Include structural analysis of existing structure. Provide structural drawings of any required reinforcement needed to support additional loads.
12.    Location of any special soundproofing requirements.
13.    Location and details of special floor areas exceeding 70 pounds of live load per square foot. Include structural analysis of existing structure. Provide structural drawings of any required reinforcement needed to support additional loads.
14.    Location and details of all interior and exterior signage, including but not limited to signage for code compliance, way finding and orientation, identification, etc. Signage plans shall include all electrical and structural requirements.
15.    All structural, mechanical, plumbing, fire protection, fire alarm and electrical drawings are to be prepared by Massachusetts Registered Professional Engineers, at Tenant’s expense, as necessary to complete the Premises in accordance with Tenant’s plans. Mechanical plans shall include heating, cooling, ventilation, controls, building management systems, sequence of operation, code compliance affidavit, ComCheck report, equipment, insulation, pipe covering etc. Electrical plans shall include distribution systems (main, standby and emergency), power, lighting, dimming, fire alarm, life safety narrative, code compliance affidavit, ComCheck report, security, telephone and data, etc. Fire Protection plans shall include hydraulic calculations, code compliance affidavits, etc. Firestopping, fire/smoke dampers located at all rated wall penetrations.
16.    All drawings to be uniform size (30” x 42”) or other size as agreed and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1 foot or larger. NOTE: Drawings at a scale of 3/32” = 1 foot, or smaller are not acceptable.
17.    All drawings shall be stamped by an architect (or, where applicable, an engineer) licensed in the Commonwealth of Massachusetts and without limiting the foregoing, with respect to the permitting set of Tenant’s Plans, shall be sufficient in all respects for submission to the City of Waltham building department for a building permit application. All drawings and product specifications for new improvements or additions to existing improvements shall meet FM Global requirements found on the FM Global Property Loss Prevention Data Sheets provided by Landlord; provided that if compliance with any particular requirement(s) of the FM Global Property Loss Prevention Data Sheets results in an extraordinary cost to Tenant, then upon Tenant’s request Landlord will cooperate with Tenant to request a waiver of such requirement(s) from FM Global.
18.    Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any work, addition, alteration or improvement to be undertaken by or on behalf of Tenant shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.